Exhibit 99(a)(1)(D)
Allied Capital Corporation

Election Form

You have received (1) a copy of the Offer to Exchange; (2) the Transmittal Letter; (3) this Election Form; and (4) the Withdrawal Form. Before signing this Election Form, please make sure you have received, read, and understand these documents. The offer is subject to the terms of these documents as they may be amended. The offer to exchange options provides Eligible Holders who hold Eligible Options the opportunity to tender the Eligible Options in exchange for an option cancellation payment (“OCP”) equal to the in-the-money value of the Eligible Options as set forth in Section 1 of the Offer to Exchange Options. The Offer to Exchange Options expires at 11:59 p.m., Eastern Time, on July 18, 2007, unless and until we, in our discretion, extend the period of time during which the offer will remain open.
      In accordance with the terms outlined in the Offer to Exchange Options, you will receive the OCP in exchange for the tender of your Eligible Options and you will not be compensated for the value of the remaining life of the Eligible Options.
      BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE OPTIONS.
      If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this Election Form. If you do not return your executed Election Form by the Expiration Date, you will be considered to have rejected our offer to exchange your options.
      You may withdraw this election by submitting a properly completed and signed Withdrawal Form to Kelly Anderson before 11:59 p.m., Eastern Time, on July 18, 2007. The Withdrawal Form may be sent via mail, courier, e-mail, facsimile or personal delivery. The Company’s fax number is (202) 721-6101. Only responses that are complete, signed, and actually received by 11:59 p.m., Eastern Time, on July 18, 2007 will be accepted.

☐	Yes, I wish to tender my Eligible Options, as indicated on the attached Cancellation Election Schedule, in exchange for the OCP described in the Offer to Exchange Options.
      As consideration for receipt of the OCP, my Eligible Options indicated on the attached Cancellation Election Schedule are hereby irrevocably tendered for cancellation on July 18, 2007, or upon any later date the offer ends, unless I validly and timely withdraw this election to tender my Eligible Options prior to such expiration date.

☐	No, I do not wish to tender my Eligible Options.

Signature

Name (Please print)

Date and Time	E-mail Address
Return to Kelly Anderson no later than 11:59 p.m., Eastern Time, on July 18, 2007 (or a later expiration date if we extend the offer). The Election Form may be sent via mail, courier, e-mail, facsimile or personal delivery. The Company’s fax number is (202) 721-6101. Election Forms received by e-mail or facsimile will be valid if received by 11:59 p.m., Eastern Time, on July 18, 2007 even though the originals are not yet received, but only if the originals are received by July 20, 2007.

Exhibit (a)(1)(D)
Allied Capital
Cancellation Election Schedule
Option Cancellation Weighted Average Market Price $

Number of
										Exercisable	Options to
	Grant		Plan/							as of	be
Name	Number	Grant Date	Type	Shares	Price	Exercised	Vested	Unvested	Outstanding	June 20, 2007	Cancelled

Total